EXHIBIT 2

JOINT FILING AGREEMENT
PURSUANT TO RULE 13D-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: May 1, 2007

MARATHON ASSET MANGEMENT (SERVICES) LTD.		MARATHON ASSET MANAGEMENT LLP

By:	/s/ William Arah	By:	/s/ William Arah
	William Arah, Director		William Arah, Director

Date: May 1, 2007		Date: May 1, 2007

M.A.M. INVESTMENTS LTD.

By:	/s/ Jeremy Hosking	By:	/s/ William Arah
	Jeremy Hosking, an individual		William Arah, Director
Date: May 1, 2007
Date: May 1, 2007

By:	/s/ Neil Ostrer
Neil Ostrer, an individual
Date: May 1, 2007

By:	/s/ William Arah
William Arah, an individual
Date: May 1, 2007